EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

U.S. Patent Trial and Appeal Board Rules in Favor
of Network-1 in Pending Inter Partes Review

New York, New York May 23, 2014 - Network-1 Technologies, Inc. (OTC BB: NTIP) today announced that the Patent Trial and Appeal Board (“PTAB”) of the United States Patent and Trademark Office (“USPTO”) issued its decision in favor of Network-1 in the pending Inter Partes Review (“IPR”) rejecting a challenge to the patentability of Network-1’s Remote Power Patent (U.S Patent No. 6,218,930).

In the IPR proceeding Avaya Inc., Dell Inc., Sony Corporation of America, and Hewlett Packard Co. (“Petitioners”) petitioned to cancel as unpatentable certain claims of the Remote Power Patent. A hearing on the merits of the IPR proceeding was held on January 9, 2014.In its decision, the PTAB ruled that the Petitioners failed to show that the claims are unpatentable.

The Remote Power Patent covers the remote delivery of power over Ethernet networks andhas generated licensing revenue in excess of  $60 million from May 2007 to date.  Network-1 currently has sixteen (16) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Cisco Linksys, Inc., Extreme Networks, Inc., Netgear Inc., Motorola Solutions, Inc., Allied Telesis, Inc., NEC Corporation and several other data networking vendors.

On July 20, 2012, an unknown third party filed with the USPTO a request for ex parte reexamination of certain claims of the Remote Power Patent, which was granted by the USPTO on September 5, 2012.  The request for reexamination was stayed by the USPTO on December 21, 2012 pending the IPRdecision, In an order issued as part of itsIPR decision, the PTAB ordered that the stay of the re-examination be lifted and that the reexamination proceed.

“We are very pleased with the IPR decision by the PTAB,” said Corey M. Horowitz, Chairman and CEO of Network-1. “We believe the reexamination proceeding provides Network-1 withan opportunity to further validate our Remote Power Patent, ” he added.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. It currently owns twenty-one (21) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.The Company’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2013and its Quarterly Report on Form 10-Q for the three months ended March 31, 2014 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, risks related to the reexamination proceeding involving Network-1’s Remote Power Patent pending at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770